SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STAR GAS PARTNERS, L.P.

(Name of Registrant as Specified in its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6)	Amount Previously Paid:

7)	Form, Schedule or Registration Statement No.:

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9)	Date Filed:

March 13, 2006

Dear Star Gas Unitholder:

I am writing to advise you of some important developments relating to the upcoming special meeting of Star Gas (the “Partnership” or “Star”) unitholders. The meeting has been postponed one week from Friday, March 17, 2006 to Friday, March 24, 2006. The postponed Special Meeting will be held at the offices of Phillips Nizer LLP, 660 Fifth Avenue, New York, New York 10103 at 11:00 a.m. local time on March 24, 2006. An amended notice of the special meeting is included with this letter.

I am also writing to advise you of certain developments in connection with Star’s proposed recapitalization with Kestrel Energy Partners (“Kestrel”) and the unsolicited competing proposal made by a group consisting of Soros Fund Management, LLC, Atticus Capital, LP and Almeida Oil Co., Inc. (collectively the “Soros Group”).

On March 9, 2006, Star entered into a letter agreement with Kestrel which contemplated an amendment to the Kestrel Unit Purchase Agreement pursuant to which Kestrel would agree to increase the price it is paying to purchase its new common units from $2.00 to $2.25 and to increase the price of the rights offering—which is fully back stopped by Kestrel—from $2.00 to $2.25. As a result of this amendment, the Partnership would obtain cash of $56.25 million, resulting in additional cash to the Partnership of $6.25 million (before any incremental transaction expenses) compared to the original Kestrel transaction. A more detailed description regarding this letter agreement is contained in the Press Release, issued on March 9, 2006, attached hereto as Exhibit A.

Following the execution of this letter agreement, two of Star’s senior noteholders refused to grant their consent to amending the Kestrel agreement. As described more fully in the Press Release issued on March 13, 2006, attached hereto as Exhibit B, the Partnership has entered into a Contingent Amendment with Kestrel which will only become effective upon the satisfaction of certain conditions. The Contingent Amendment will become effective if the Partnership receives the consent of the holders of 2/3 of Star’s outstanding senior notes prior to the close of business on March 28, 2006. The Contingent Amendment will also become effective if Star and Kestrel mutually agree to its effectiveness. The Partnership is currently in discussions with Kestrel and certain of Star’s senior noteholders who have indicated a willingness to consent to the improved Kestrel transaction regarding ways to proceed with the improved transaction regardless of whether the consent of noteholders is obtained. There can be no assurances that Star will be able to resolve this matter with the noteholders in a sufficiently timely fashion such that the Contingent Amendment becomes effective.

I am also writing to advise you of certain additional developments related to the unsolicited competing proposal made by the Soros Group. As disclosed in the supplemental proxy materials dated March 1, 2006, the Partnership received an unsolicited proposal from the Soros Group on February 15, 2006. The Star Gas Board concluded that the original Soros Group proposal did not constitute a “Superior Proposal” under the terms of the Kestrel Unit Purchase Agreement. Subsequent to the Star Gas Board’s determination that the original Soros Group proposal did not constitute a “Superior Proposal”, the Soros Group submitted a revised improved proposal.

The revised Soros Group proposal includes, among other things, a proposed commitment by the Soros Group of $32.5 million of new equity capital at a price of $3.25 per common unit, and a standby commitment in a $37.5 million rights offering to Star’s common unitholders at a price of $2.50 per common unit, resulting in the aggregate issuance of 25 million new common units (exclusive of new common units to be issued to noteholders in the notes for units exchange and new common units to be issued to existing holders of Star’s senior subordinated and junior subordinated units). The revised Soros Group proposal would result in cash to the

Partnership of $70 million. When compared to the original Kestrel agreement, the revised Soros Group proposal would provide the Partnership with an additional $20 million of gross equity capital, before deducting certain termination fee, expense reimbursement, incremental transaction expenses and interest costs which are estimated to aggregate approximately $9.5 million, resulting in additional available cash of approximately $10.5 million to the Partnership. When compared to the Kestrel transaction contemplated by the Contingent Amendment, the revised Soros Group proposal would provide the Partnership with an additional $13.75 million of gross equity capital, which would result in additional available cash of approximately $4.25 million after deducting the same $9.5 million of estimated incremental fees, expenses and interest costs.

Pursuant to the revised Soros Group proposal, the Soros Group would become the new general partner of the Partnership. The revised Soros Group proposal assumes that the Partnership maintains the current arrangements with the holders of approximately 94% in principal amount of Star’s senior notes, including the conversion of $26.9 million of senior notes into common units at $2.00 per common unit. The revised Soros Group proposal is similar in structure to the Kestrel transaction, and is described in the Press Release issued on March 6, 2006, attached hereto as Exhibit C. The Star Gas Board is continuing to review this revised unsolicited proposal made by the Soros Group and, in light of the additional complications raised by the above-mentioned actions of two of Star’s senior noteholders and other factors, has not yet made a determination as to whether such proposal would constitute a “Superior Proposal” under the Kestrel Unit Purchase Agreement and related Contingent Amendment.

Should the Star Gas Board determine that the revised Soros Group proposal constitutes a “Superior Proposal” under the terms of the Kestrel Unit Purchase Agreement, the Partnership would be able to enter into discussions with the Soros Group. The Partnership is prevented, by the terms of the Kestrel Unit Purchase Agreement, from entering into discussions with, or providing information to, the Soros Group until such time as a proposal received from the Soros Group is determined to be a “Superior Proposal.” In determining whether any competing proposal constitutes a “Superior Proposal,” the Star Gas Board must consider whether such proposal is reasonably likely to be consummated. If the Star Gas Board were to conclude that a proposal received by the Soros Group constituted a “Superior Proposal,” and after entering into discussions and negotiations determined to enter into a definitive agreement for the recapitalization of the Partnership with the Soros Group, the Partnership would incur the approximately $9.5 million in fees, costs and interest referred to above and would need to solicit new proxies for any such Soros Group transaction under a new proxy statement. Any transaction with the Soros Group would be contingent on obtaining the agreement of the holders of the Partnership’s senior notes, or upon the Soros Group providing satisfactory alternate arrangements to reduce the Partnership’s outstanding amount of senior notes by $100 million and providing permanent financing to the Partnership on satisfactory terms in an amount sufficient to pay off all remaining senior notes at 101% of par.

Prior to receiving the Kestrel proposal which the Partnership is pursuing in the form of the Contingent Amendment, on March 8, 2006 Star received an alternate proposal from Kestrel for the recapitalization of the Partnership. The substantive terms of Kestrel’s alternate proposal are described in the Press Release, issued on March 9, 2006 and attached hereto as Exhibit D. As announced in the Press Release issued later in the day on March 9, 2006 (Exhibit A), the Star Gas Board rejected the alternate Kestrel proposal due to its requirement that the Star Gas Board eliminate its “fiduciary out” in the Kestrel Unit Purchase Agreement, which would have forced the Star Gas Board to forego the opportunity to consider alternative proposals which may provide additional value to the Partnership and its unitholders.

In the meanwhile, the Partnership’s Board continues to recommend that you vote in favor of the Kestrel transaction.

Additional information concerning the Contingent Amendment (attached hereto as Exhibit E) relating to the Kestrel transaction and the revised unsolicited proposal from the Soros Group are set forth in the press releases attached hereto.

Enclosed is an amended proxy card for the special meeting. The proxy card that accompanied the original proxy statement will remain valid. If you already returned a validly executed proxy card, your votes will be recorded unless you submit a subsequent proxy or you otherwise revoke your prior proxy. If you have not voted or wish to change your vote, please mark, date and execute the enclosed proxy card and mail it promptly in the enclosed envelope.

Enclosed is also an Amended Notice of Special Meeting of unitholders, containing amended proposals to be approved at the Special Meeting of Star’s unitholders, which has been postponed from March 17, 2006 to March 24, 2006. The amended proposals to be voted on at the Special Meeting are designed to provide the Star Gas Board with additional flexibility in the event that the Board determines it is in the best interests of Star and its unitholders to further amend the terms of the Kestrel recapitalization transaction. Once again, thank you for your continued support, and we will continue to keep you apprised of all future material developments.

Regards,

Joseph P. Cavanaugh

Chief Executive Officer

PS—Should you have any question or concerns about the vote, feel free to call Georgeson Shareholder, the firm assisting us in this solicitation, toll-free at 800/960-7546 and speak with a representative who should be able to address your inquiry.

STAR GAS PARTNERS, L.P.

2187 Atlantic Street

Stamford, CT 06902

AMENDED NOTICE OF SPECIAL MEETING OF UNITHOLDERS

TO BE HELD ON MARCH 24, 2006

To our Unitholders:

We, the board of directors of Star Gas LLC (“Star Gas”), the general partner of Star Gas Partners, L.P. (the “Partnership” or “Star Gas Partners”) give notice that a special meeting of our unitholders that was originally scheduled for Friday, March 17, 2006, has been postponed and rescheduled for Friday, March 24, 2006. The meeting will be held at the offices of Phillips Nizer LLP, 666 Fifth Avenue, New York, New York 10103, at 11:00 a.m. local time. At the meeting, our unitholders will act on the following matters:

Proposal 1. Approval of the issuance of:

•	7,500,000 new common units to Kestrel Heat and M2, wholly owned subsidiaries of Kestrel, on the terms and subject to the conditions set forth in the unit purchase agreement dated as of December 5, 2005 by and among Star Gas Partners, Star Gas, Kestrel Energy Partners, LLC (“Kestrel”), Kestrel Heat, LLC (“Kestrel Heat”) and KM2, LLC (“M2”) in the form attached to the proxy statement as Annex A, as proposed to be amended pursuant to an amendment thereto dated as of March 12, 2006, as such agreement may be further amended from time to time in the discretion of our Board, to the extent that the Board determines that such amendments are in the best interests of the Partnership and its unitholders. The purchase price shall be $2.25 per unit if the Contingent Amendment (described in the attached letter and Exhibit B hereto and which is included as Exhibit E hereto) becomes effective; otherwise the purchase price shall be $2.00 per unit or such other price as the Board in its discretion determines to be in the best interests of the Partnership and its unitholders. A copy of the Contingent Amendment is attached hereto as Exhibit E.

•	17,500,000 new common units in an offering of non-transferable rights to our common unitholders, with a standby commitment from M2 to purchase all units that are not subscribed for in the rights offering as such terms may be further amended from time to time in the discretion of our Board, to the extent that the Board determines that such amendments are in the best interests of the Partnership and our unitholders. The exercise price shall be $2.25 per unit if the Contingent Amendment becomes effective; otherwise the exercise price shall be $2.00 per unit or such other price as the Board in its discretion determines to be in the best interests of the Partnership and its unitholders.

•	13,433,962 (subject to adjustment based on rounding) new common units upon the conversion by certain holders of Star Gas Partners’ 10.25% senior notes due 2013 of approximately $26.9 million in principal amount of senior notes at a conversion price of $2.00 per unit; and

•	3,737,346 new common units upon the conversion of each outstanding senior subordinated unit and each outstanding junior subordinated unit into one common unit in accordance with the terms and conditions of the second amended and restated agreement of limited partnership submitted to unitholders for approval in Proposal 3.

Proposal 2. Approval of the election of Kestrel Heat as successor general partner upon the withdrawal of Star Gas; and

Proposal 3. The adoption of a second amended and restated agreement of limited partnership of Star Gas Partners, substantially in the form attached to the proxy statement as Annex B, that will, among other matters, reflect the election of Kestrel Heat as successor general partner upon the withdrawal of Star Gas and revise the terms and distribution rights of our partnership securities as further described in this proxy statement, including the conversion of each outstanding senior subordinated units and junior subordinated unit into one common unit, as indicated in Proposal 1 above.

Proposal 1 has been revised to reflect the terms of a proposed amendment (the “Contingent Amendment”) to the Kestrel unit purchase agreement, that was entered into on March 12, 2006, and which is described in the attached letter and Exhibit B hereto and which is included as Exhibit E hereto. In addition, Proposal 1 has been revised to grant the Board the discretion to further amend the terms of the Kestrel unit purchase agreement and the rights offering to the extent that the Board determines that such amendments are in the best interests of the Partnership and its unitholders.

For more information on voting, please call our proxy solicitor, Georgeson Shareholder, at 800-960-7546.

Representation of your units at the meeting is very important. Your vote is important, no matter how many or how few units you hold. If you fail to vote by proxy or in person, it will have the same effect as a vote against the recapitalization. Please vote by completing and mailing the enclosed proxy card if you have not already done so.

FOR UNITHOLDERS WHO HAVE NOT ALREADY VOTED

Enclosed for your convenience is an amended proxy card (and a return envelope) for your use. You may use any of the proxy cards which were previously sent to you with the original proxy statement, or subsequent mailings, or you may use the amended proxy card enclosed with this additional proxy material.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote all executed proxy cards in accordance with the recommendations of the board of directors of Star Gas, which is to vote FOR all three proposals to effect the Kestrel recapitalization. With respect to any other matter that properly comes before the special meeting the proxy holders will vote as recommended by the board of directors of Star Gas, or, if no recommendation is given, in their own discretion. See “The Recapitalization — Reasons for the Recapitalization that the Board Considered; Recommendations of the Board” in the proxy statement.

FOR UNITHOLDERS WHO HAVE ALREADY VOTED

We have enclosed an amended proxy card (and a return envelope) for your use reflecting the revised proposals, in case you wish to change your vote. If you have already submitted your proxy and you do not wish to change your vote, you do not need to return this amended proxy card which will continue to remain valid. If we receive the enclosed proxy card, duly executed and dated, prior to the date of the special meeting, any proxy previously granted by you will be, without further action on your part, revoked, and the enclosed proxy card will be voted as indicated.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote all executed proxy cards in accordance with the recommendations of the Board of Directors of Star Gas, which is to vote FOR all three proposals to effect the Kestrel recapitalization. With respect to any other matter that properly comes before the special meeting, the proxy holders will vote as recommended by the board of directors of Star Gas, or, if no recommendation is given, in their own discretion. See “The Recapitalization — Reasons for the Recapitalization that the Board Considered; Recommendations of the Board” in the proxy statement.

FOR UNITHOLDERS WHO WISH TO REVOKE THEIR PREVIOUSLY SUBMITTED PROXY

You may revoke your proxy at any time before it is voted. A proxy may be voted in any of the following ways:

(1) by submitting a written revocation to the Secretary of Star Gas Partners, L.P., 2187 Atlantic Street, Stamford, CT 06902 (which must be received by the Secretary of Star Gas prior to the special meeting);

(2) by submitting a later-dated proxy by mail or telephone or through the internet (which must be received by the Secretary of Star Gas prior to the special meeting); or

(3) by voting in person at the special meeting.

However, simply attending the special meeting (without voting) will not revoke a proxy.

If you do not hold your units in your own name, you may revoke a previously given proxy by following the revocation instructions provided by the bank, broker or other person who is the registered owner of your units.

Throughout this additional proxy material, we refer to ourselves, Star Gas Partners, L.P., as “we” or “us” or “Star Gas Partners.” We sometimes refer to the board of directors of our general partner, Star Gas, as “our board of directors,” “our board,” “the Board,” “Star Gas’ board” or “Star Gas Partners’ board.”

The Board of Directors of

Star Gas LLC, the general partner of

Star Gas Partners, L.P.

The date of this amended notice is March 13, 2006 and it is first being mailed to unitholders on or about March 14, 2006.

Exhibit A

AGREEMENT TO AMEND EXISTING KESTREL AGREEMENT ANNOUNCED

- Postpones Special Meeting to March 24, 2006 -

STAMFORD, CT (March 9, 2006)—Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a home energy distributor and services provider specializing in heating oil, announced today that it had entered into a binding letter agreement with Kestrel Energy Partners, LLC (“Kestrel”) to amend the existing agreement with Kestrel and its affiliates for the strategic recapitalization of the Partnership.

As previously announced earlier today, the Partnership received a revised proposal from Kestrel providing for certain amendments to the original Kestrel Unit Purchase Agreement, entered into on December 5, 2005. The revised Kestrel proposal contained in the letter agreement includes an increased equity investment by Kestrel to $16.875 million of new equity capital in which Kestrel will purchase 7.5 million common units at a price of $2.25 per common unit, and an increased $39.375 million rights offering to Star’s holders of common units at a price of $2.25 per common unit. The amendments to the existing Kestrel Unit Purchase Agreement set forth in the letter agreement result in the aggregate issuance of 25 million new common units (exclusive of new common units to be issued to noteholders in the notes for units exchange and new common units to be issued to existing holders of Star’s senior subordinated and junior subordinated units) and cash to the Partnership of $56.25 million. No other changes will be made to the terms of the original Unit Purchase Agreement in the amendment to the Unit Purchase Agreement contemplated by the letter agreement, which the Partnership and Kestrel expect to enter into shortly.

The Partnership had also received an alternate proposal from Kestrel, which provided for increased consideration above the terms of the letter agreement but also contained a provision which eliminated the “fiduciary out” provision of the exisiting agreement with Kestrel. After reviewing the alternate proposal, and upon the advice of its legal and financial advisors, the board of Star’s general partner (the “Board”) rejected the alternate proposal. The Board is not prepared, under the current circumstances, to forego the opportunity to consider alternative proposals which may provide additional value to the Partnership and its unitholders. The terms of the alternative proposal were contained in the Partnership’s press release issued earlier today.

The Board is still in the process of reviewing the revised Soros Group proposal in light of the revised Kestrel transaction, and has not yet made a determination whether the revised Soros Group proposal is a “Superior Proposal” under the terms of the Kestrel agreement. The terms of the revised Soros Group proposal were set forth in the Partnership’s press release issued earlier this week, on March 6, 2006.

The special meeting of unitholders to vote on the Kestrel recapitalization which had been scheduled for March 17, 2006 has been postponed until Friday, March 24, 2006, and additional information regarding the postponed special meeting will be forwarded to unitholders shortly. At this time, the Board continues to recommend that unitholders vote in favor of the amended Kestrel transaction.

The Board has also announced that it has set the close of business on Tuesday, March 28, 2006, as the record date for the rights offering in the Kestrel recapitalization transaction.

Under the terms of the Kestrel Unit Purchase Agreement, the record date for the rights offering must be after the date of the special meeting, and accordingly, in view of the April 30, 2006 termination date in the Kestrel agreement and the agreements with Star’s senior noteholders, the Partnership will not be able to adjourn the special meeting past Tuesday, March 28, 2006, absent a waiver of such provision by Kestrel.

The original Kestrel Unit Purchase Agreement provided for, among other things: the receipt by the Partnership of $50 million in new equity financing through the issuance to Kestrel of 7,500,000 common units at $2.00 per unit for an aggregate of $15 million and the issuance of an additional 17,500,000 common units in a rights offering to Star’s common unitholders at an exercise price of $2.00 per unit for an aggregate of

$35 million. Pursuant to both the original and amended Kestrel transactions, the rights are non-transferable, and Kestrel has agreed to buy any common units not subscribed for in the rights offering. Pursuant to both the original and amended Kestrel transactions, Kestrel Heat, LLC, a wholly owned subsidiary of Kestrel, would become the new general partner of the Partnership.

As previously announced on December 5, 2005, the Partnership has entered into agreements with Kestrel and holders of approximately 94% in principal amount of its senior notes.

The agreements relating to the existing Kestrel transaction can be found as exhibits to the Partnership’s Form 8-K, filed on December 5, 2005. The Partnership has also filed proxy material relating to the existing Kestrel transaction on January 24, 2006 and a supplement to the proxy statement relating to the original Soros Group proposal on March 1, 2006.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization; the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com

CONTACT:

Star Gas Partners

Investor Relations

203/328-7310

Robert Rinderman, Steven Hecht

Jaffoni & Collins Incorporated

212/835-8500 or SGU@jcir.com

Exhibit B

STAR GAS ENTERS INTO CONTINGENT AMENDMENT TO KESTREL UNIT PURCHASE AGREEMENT

- Two Senior Noteholders Decline to Consent -

STAMFORD, CT (March 13, 2006)—Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), announced today it had entered into a contingent amendment to the Kestrel Unit Purchase Agreement (the “Contingent Amendment”) with Kestrel Energy Partners, LLC (“Kestrel”) and its affiliates. The Partnership further stated that both Star and Kestrel desire the Contingent Amendment to become fully effective, resulting in an effective amendment to the Kestrel Unit Purchase Agreement. Star is disappointed that two of its senior noteholders are jeopardizing the increased value of Kestrel’s revised proposal to all of the Partnership’s stakeholders by refusing to consent to the amendment.

As previously announced on March 9, 2006, the Partnership entered into a letter agreement with Kestrel which contemplated an amendment to the Kestrel Unit Purchase Agreement. The Contingent Amendment, which reflects the terms of that letter agreement, provides for an increased equity investment by Kestrel of $16.875 million at a price of $2.25 per common unit and an increased rights offering of $39.375 million to Star’s common unitholders at a price of $2.25 per common unit. The Contingent Amendment results in the aggregate issuance of 25 million new common units (exclusive of new common units to be issued to noteholders in the notes for units exchange and new common units issued to existing holders of Star’s senior subordinated and junior subordinated units) and cash to the Partnership of $56.25 million.

The Contingent Amendment will only become effective, and amend the existing Unit Purchase Agreement, upon the satisfaction of certain conditions. The Contingent Amendment will become effective if the Partnership receives the consent to the Contingent Amendment from holders of 2/3 of Star’s outstanding senior notes prior to the close of business on Tuesday, March 28, 2006. The Contingent Amendment will also become effective if Kestrel and the Partnership mutually agree in writing to such effectiveness. In the event that neither of the conditions discussed above are satisfied, the Contingent Amendment will be of no further force and effect and the Partnership will proceed with the existing Unit Purchase Agreement, which will remain in effect without amendment thereto.

The Partnership is disappointed that two of its senior noteholders are withholding their consent to amending the Kestrel agreement, effectively prohibiting the Partnership from obtaining the increased value for all stakeholders provided by the revised Kestrel proposal. The Partnership believes that these noteholders are withholding their consent in order to obtain leverage to renegotiate their existing lockup agreements, so that they may obtain the opportunity to convert a portion of their senior notes to common units. These noteholders were both given the opportunity to convert notes to common units in connection with the negotiation of their existing agreements (at a conversion price of $2.00 per common unit when the Partnership’s common units were trading at $1.39), and specifically rejected such an opportunity.

The board of directors (the “Board”) of Star Gas, LLC, the Partnership’s general partner, believes that the amendments contained in the Contingent Amendment are not material to the agreements entered into by the Partnership’s senior noteholders. The Partnership is engaged in discussions with Kestrel and certain of Star’s noteholders who have indicated a willingness to consent to the Contingent Amendment regarding ways to proceed with the Contingent Amendment regardless of whether the consent of 2/3 of the noteholders is obtained. While there are strong arguments supporting the Board’s view that the terms of the Contingent Amendment are not material to the noteholders, the risk of losing the important protections contained in the current agreements with the Partnership’s noteholders required the Board to conclude that the Partnership could not proceed with an effective amendment to the Unit Purchase Agreement at this time, although, as noted above, the Partnership and Kestrel are pursuing alternatives which would allow the Partnership and Kestrel to declare the Contingent Amendment effective. The Partnership intends to continue discussions with Star’s senior noteholders in an effort to ensure that the additional value contained in the Contingent Amendment can be realized for the Partnership and its stakeholders, and is not further jeopardized by the actions of two noteholders. There can be no assurances that Star will be able to resolve this matter with the noteholders in a sufficiently timely fashion such that the Contingent Amendment becomes effective.

In the event noteholder consent to the Contingent Amendment is not received, the Partnership continues to believe that the existing agreement with Kestrel has a high likelihood of closing, subject to unitholder approval, following the special meeting of Star’s unitholders which, as previously announced, has been postponed to March 24, 2006. The Board continues to recommend that the Partnership’s unitholders vote for approval and adoption of the Kestrel Unit Purchase Agreement.

As previously announced on December 5, 2005, the Partnership has entered into agreements with Kestrel and holders of approximately 94% in principal amount of its senior notes.

The Board is still reviewing the revised Soros Group proposal and has not yet made a determination as to whether such proposal would constitute a “Superior Proposal” under the Kestrel Unit Purchase Agreement and related Contingent Amendment.

The agreements relating to the Kestrel transaction can be found as exhibits to the Partnership’s Form 8-K, filed on December 5, 2005. The Partnership also filed proxy material relating to the Kestrel transaction on January 24, 2006 and a supplement thereto relating to the initial Soros Group proposal on March 1, 2006.

Additional proxy materials relating to, among other things, the foregoing will be mailed to unitholders shortly.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization; the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.

CONTACT:

Star Gas Partners

Investor Relations

203/328-7310

Robert Rinderman, Steven Hecht

Jaffoni & Collins Incorporated

212/835-8500 or SGU@jcir.com

Exhibit C

STAR GAS ANNOUNCES RECEIPT OF REVISED COMPETING PROPOSAL FROM SOROS GROUP

STAMFORD, CT (March 6, 2006)—Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a home energy distributor and services provider specializing in heating oil, announced today that it had received a revised unsolicited non-binding competing proposal by the consortium consisting of Soros Fund Management, LLC (“Soros”), Atticus Capital LP (“Atticus”) and Almeida Oil Co., Inc. (“Almeida”) for the strategic recapitalization of the Partnership. The revised proposal by this consortium contemplates the formation of a new company, referred to herein as the “Soros Group,” to effectuate the transactions contained in their revised proposal.

The revised Soros Group proposal includes, among other things, a proposed commitment by the Soros Group of $32.5 million of new equity capital (compared to their prior proposal of $30 million) in which they would purchase 10 million common units at a price of $3.25 per unit. The revised proposal contemplates a standby commitment in a $37.5 million (compared to the prior proposal of $35 million) rights offering to Star’s common unitholders, at a price of $2.50 (compared to the prior proposal of $2.60) per common unit. The revised Soros Group proposal would result in the aggregate issuance of 25 million new common units (exclusive of new common units to be issued to noteholders in the notes for units exchange) and cash to the Partnership of $70 million (compared to the prior proposal of $65 million) prior to the payment of fees, expenses and other costs. Pursuant to the Soros Group proposal, the Soros Group would become the new general partner of the Partnership.

The revised Soros Group proposal contemplates maintaining the current arrangements with the holders of approximately 94% in principal amount of Star’s senior notes, including the conversion of $26.9 million of senior notes into common units at $2.00 per common unit. The Soros Group’s revised proposal also indicated that while it is not conditioned on any change to the arrangements with the Partnership’s senior noteholders, the Soros Group would be prepared to explore a revised arrangement between the Partnership and its noteholders, which would include a bridge financing facility, provided by the Soros Group, to permit the Partnership to make an asset sales proceeds offer to the senior noteholders under the terms of their indenture.

The revised Soros Group proposal, like the original proposal, is subject to completion of a confirmatory due diligence review and negotiation and execution of definitive agreements.

The board of directors of Star’s general partner, Star Gas LLC, will be evaluating the Soros Group’s revised proposal in the near future. As previously announced on February 24, 2006, the Star Gas board had determined that the original Soros Group proposal was not a “Superior Proposal” within the meaning of the Unit Purchase Agreement with Kestrel.

As previously announced on December 5, 2005, the Partnership has entered into agreements with Kestrel Energy Partners, LLC (“Kestrel”) and holders of approximately 94% in principal amount of its senior notes. The Partnership has, in connection with the Kestrel transaction, scheduled a special meeting of unit holders which is scheduled to be held March 17, 2006.

The Kestrel transaction provides for, among other things: the receipt by the Partnership of $50 million in new equity financing through the issuance to Kestrel of 7,500,000 common units at $2.00 per unit for an aggregate of $15 million and the issuance of an additional 17,500,000 common units in a rights offering to Star’s common unitholders at an exercise price of $2.00 per unit for an aggregate of $35 million. The rights in the Kestrel transaction agreements are non-transferable, and Kestrel has agreed to buy any common units not subscribed for in the rights offering. Pursuant to the Kestrel transaction, Kestrel Heat, LLC, a wholly owned subsidiary of Kestrel, would become the new general partner of the Partnership.

The agreements relating to the Kestrel transaction can be found as exhibits to the Partnership’s Form 8-K, filed on December 5, 2005. The Partnership has also filed proxy material relating to the Kestrel transaction on January 24, 2006 and a supplement to the proxy statement relating to the original Soros Group proposal on March 1, 2006.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization; the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.

CONTACT:

Star Gas Partners

Investor Relations

203/328-7310

Robert Rinderman, Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or SGU@jcir.com

Exhibit D

STAR GAS ANNOUNCES RECEIPT OF NEW PROPOSALS FROM

KESTREL TO AMEND EXISTING AGREEMENT

STAMFORD, CT (March 9, 2006)—Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a home energy distributor and services provider specializing in heating oil, announced today that it had received a proposal from Kestrel Energy Partners, LLC (“Kestrel”) to amend the existing agreements for the strategic recapitalization of the Partnership (the “Kestrel Proposal”) as well as a subsequent revised proposal from Kestrel (the “Revised Kestrel Proposal”).

The Kestrel Proposal includes, among other things, an increased commitment by Kestrel to $19.5 million of new equity capital (increased from the existing Kestrel agreement which provides for a $15 million equity investment) in which they would purchase 7.5 million common units at a price of $2.60 per unit. The Kestrel Proposal also contemplates increasing to $41.125 million the rights offering to Star’s common unitholders, at a price of $2.35 per common unit (compared to the terms of the existing Kestrel agreement which provide for a $35 million rights offering at a price of $2.00 per common unit), which Kestrel would continue to backstop. The Kestrel Proposal would result in the same aggregate issuance of 25 million new common units (exclusive of new common units to be issued to noteholders in the notes for units exchange) as under the existing Kestrel transaction and cash to the Partnership of $60.625 million (compared to the existing commitment by Kestrel of $50 million) prior to the payment of other costs.

The Kestrel Proposal is conditioned on the elimination of the “fiduciary out” provisions set forth in Section 5.11 of the Kestrel Unit Purchase Agreement, which provisions, among other things, allow the board of directors of Star’s general partner (the “Board”) to consider and approve proposals by third parties which may increase the value to Star and its unitholders.

The Kestrel Proposal indicated that, other than the terms set forth above, the terms and provisions of the existing agreement with Kestrel would remain in full force and effect.

The Kestrel Proposal will, by its terms, expire and be of no further force and effect, if not previously accepted by the Partnership, at the earlier of (i) 4:00 p.m. Eastern Time on March 9, 2006 or (ii) such time as the Partnership makes a public announcement with respect to its determination of whether the previously announced revised Soros Group proposal constitutes a “Superior Proposal” under the terms of the Kestrel Unit Purchase Agreement. Kestrel has indicated that they are considering an extension of the expiration time of the Kestrel Proposal to allow the Board additional time to consider the Kestrel Proposal.

The Board, together with its legal and financial advisors, is currently reviewing the Kestrel Proposal. While the Board has not made a final decision with respect to the Kestrel Proposal, it is not inclined, under current circumstances, to accept a proposal which eliminates the “fiduciary out” provision of its exisiting agreement with Kestrel, which could adversely affect the Board’s ability to secure additional value for the Partnership and its unitholders.

In response to the Board’s concerns regarding the elimination of the “fiduciary out” provision in the Kestrel Proposal, Kestrel advised the Partnership that if the Board rejected the Kestrel Proposal, Kestrel has made the Revised Kestrel Proposal which provides for an increase in Kestrel’s equity investment to $16.875 million of new equity capital in which they would purchase 7.5 million common units at a price of $2.25 per common unit, and an increased $39.375 million rights offering to Star’s holders of common units at a price of $2.25 per common unit. The Revised Kestrel Proposal would result in the same aggregate issuance of 25 million new common units (exclusive of new common units to be issued to noteholders in the notes for units exchange) as under the existing Kestrel transaction and cash to the Partnership of $56.25 million prior to the payment of certain costs and expenses.

The Revised Kestrel Proposal indicated that, other than the terms set forth above, the terms and provisions of the existing agreement with Kestrel (including the “fiduciary out” provision) would remain in full force and effect.

The Board, together with its legal and financial advisors, will be evaluating the Revised Kestrel Proposal in the near future.

Neither the expiration of the Kestrel Proposal or Revised Kestrel Proposal would terminate the Kestrel Unit Purchase Agreement.

The existing Kestrel transaction provides for, among other things: the receipt by the Partnership of $50 million in new equity financing through the issuance to Kestrel of 7,500,000 common units at $2.00 per unit for an aggregate of $15 million and the issuance of an additional 17,500,000 common units in a rights offering to Star’s common unitholders at an exercise price of $2.00 per unit for an aggregate of $35 million. The rights in the existing Kestrel transaction agreements are non-transferable, and Kestrel has agreed to buy any common units not subscribed for in the rights offering. Pursuant to the existing Kestrel transaction, Kestrel Heat, LLC, a wholly owned subsidiary of Kestrel, would become the new general partner of the Partnership.

As previously announced on March 6, 2006, the Partnership received a revised proposal from the Soros Group for a strategic recapitalization consisting of an equity investment by the Soros Group of $32.5 million at a price of $3.25 per common unit, and a $37.5 million rights offering to Star’s common unitholders at a price of $2.50 per common unit.

As previously announced on December 5, 2005, the Partnership has entered into agreements with Kestrel and holders of approximately 94% in principal amount of its senior notes.

The agreements relating to the existing Kestrel transaction can be found as exhibits to the Partnership’s Form 8-K, filed on December 5, 2005. The Partnership has also filed proxy material relating to the existing Kestrel transaction on January 24, 2006 and a supplement to the proxy statement relating to the original Soros Group proposal on March 1, 2006.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization; the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.

CONTACT:

Star Gas Partners

Investor Relations

203/328-7310

Robert Rinderman, Steven Hecht

Jaffoni & Collins Incorporated

212/835-8500 or SGU@jcir.com

Exhibit E

AMENDMENT NO. 1

TO

UNIT PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO UNIT PURCHASE AGREEMENT (this “Amendment”) is made and entered into this 12TH day of March, 2006, by and among Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership”) and its general partner, Star Gas LLC, a Delaware limited liability company (the “Partnership GP” and, together with the Partnership and their Subsidiaries, collectively referred to as the “Partnership Entities”); and Kestrel Energy Partners, LLC, a Delaware limited liability company (“Kestrel”), and its Subsidiaries Kestrel Heat, LLC, a Delaware limited liability company (“Kestrel Heat”), and KM2, LLC, a Delaware limited liability company (“M2” and, together with Kestrel and Kestrel Heat, collectively referred to as the “Kestrel Entities”).

W I T N E S S E T H :

WHEREAS, the Partnership Parties and the Kestrel Entities are parties to that certain Unit Purchase Agreement dated as of December 5, 2005 (the “Unit Purchase Agreement”); and

WHEREAS, the parties hereto desire to enter into this Amendment to amend the Unit Purchase Agreement to (i) increase the purchase price per Common Unit for the 7,500,000 Common Units to be purchased by Buyers from $2.00 per Common Unit to $2.25 per Common Unit and (ii) increase the purchase price for the Common Units to be sold in the Rights Offering to $2.25 per Common Unit, in each case subject to the satisfaction of the Conditions (as defined below); and

WHEREAS, the parties desire that this Amendment shall only become effective upon the satisfaction of the Conditions;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Unit Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership Parties and the Kestrel Entities agree as follows:

Section 1. Conditions. This Amendment shall become effective immediately upon, but only at such time, as the Partnership receives any required consent to enter into this Amendment to the Unit Purchase Agreement from its senior noteholders, as may be required by the terms of the lockup agreements entered into with such noteholders, so long as such consent is received prior to 5:00 p.m. Eastern Standard Time on Tuesday, March 28, 2006. Notwithstanding the foregoing, this Amendment shall become effective at such time as the Partnership and Kestrel mutually agree in writing that this Amendment is effective, it being understood that Kestrel and the Partnership shall mutually agree to such effectiveness if the requisite noteholder consent is received after 5:00 p.m. Eastern Standard Time on Tuesday, March 28, 2006 and, upon the advice of their respective counsel, Kestrel and the Partnership conclude that declaring this Amendment effective at such time would not prevent the transactions contemplated by the Unit Purchase Agreement as amended by this Amendment from being consummated on or prior to April 30, 2006. The conditions to the effectiveness of this Amendment contained in this paragraph are collectively referred to herein as the “Conditions.” For the purpose of clarity, in the event that neither of the Conditions in the first two sentences of this paragraph are satisfied, this Amendment shall not become effective and shall be of no further force and effect and the Unit Purchase Agreement shall remain in full force and effect without any amendment thereto. Kestrel and the Partnership agree to use their reasonable best efforts to work cooperatively with each other, and appropriate third parties, to pursue ways which would allow Kestrel and the Partnership to consummate the transactions contemplated by the Unit Purchase Agreement as amended by this Amendment upon its effectiveness.

Section 2. Certain Definitions. Terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Unit Purchase Agreement. All references to the “Agreement” in the Unit Purchase Agreement shall be deemed to refer to the Unit Purchase Agreement as amended by this Amendment.

Section 3. Purchase Price and Payment. The Unit Purchase Agreement is hereby amended in order to delete Section 1.2 and to replace such section with a new Section 1.2, to read in its entirety as follows:

“1.2. Purchase Price and Payment. The aggregate purchase price for the Common Units shall be equal to $2.25 per Common Unit times the total number of Common Units to be purchased by Buyers at the Closing pursuant to Section 1.1 (the “Purchase Price”). The Purchase Price payable by Buyers for the Units to be purchased by it shall be paid at the Closing in immediately available funds by confirmed wire transfer to a bank account to be designated by the Partnership (such designation to occur no later than the third Business Day prior to the Closing Date). As further acknowledged in Section 5.10, the New General Partner Units shall be issuable for no consideration.”

Section 4. Intent of the Parties. The Unit Purchase Agreement is hereby amended in order to delete subsection (b) to Section 1.3 and to replace such subsection with a new subsection (b) to Section 1.3 to read in its entirety as follows:

“(b) As used herein, the “Rights Offering” shall mean that certain distribution by the Partnership to each record holder of Common Units, as of a record date after the Special Meeting to be set by the Partnership, of the non-transferable right (the “Rights”) to purchase, at $2.25 per Common Unit, a pro-rata portion of 17,500,000 Common Units (subject to rounding as set forth below). It is currently anticipated that in the Rights Offering (i) the Partnership will distribute ..5441 non-transferable Rights with respect to each Common Unit outstanding as of the record date for the Rights Offering, at no cost to the record holders; (ii) one Right plus $2.25 in cash will entitle the holder to purchase one Common Unit; (iv) the Rights will be evidenced by non-transferable subscription certificates; (v) no fractional Rights or cash in lieu thereof will be issued or paid, and the number of Rights distributed to each holder of Common Units will be rounded up to the nearest whole number of Rights (provided that such rounding shall not cause the total purchase price of the Common Units issuable upon exercise of the Right to exceed $39,375,000); and (vi) brokers, dealers and other nominees holding Common Units on the record date for more than one beneficial owner will be entitled to obtain separate subscription certificates for their beneficial owners so that they may each receive the benefit of rounding.”

Section 5. Ratification of Unit Purchase Agreement. The Unit Purchase Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects and shall remain in full force and effect.

Section 6. Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[Remainder of Page Left Blank]

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment, or caused this Amendment to be executed by their duly authorized representatives, all as of the day and year first above written.

THE PARTNERSHIP/PARTNERSHIP GP:

STAR GAS PARTNERS, L.P.
Address:
2187 Atlantic Street
Stamford, CT 06902	By:	STAR GAS LLC, its general partner
Attention: Joe Cavanaugh
Fax: (203) 328-7393
	By:	/s/ Joseph P. Cavanaugh
	Name:	Joseph P. Cavanaugh
	Title:	CEO-Director

with a copy to:	STAR GAS LLC

Phillips Nizer LLP	By:	/s/ Joseph P. Cavanaugh
666 Fifth Avenue	Name:	Joseph P. Cavanaugh
28th Floor	Title:	CEO-Director
New York, NY 10103
Attention: Alan Shapiro, Esq.
Fax: (212) 262-5152
KESTREL/BUYERS:

KESTREL ENERGY PARTNERS, LLC
Address:
2 Count Rumford Lane
Huntington, NY 11743
Attention: Paul A. Vermylen, Jr.	By:	/s/ Paul A. Vermylen, Jr.
Fax: (631) 614-4238	Paul A. Vermylen, Jr., President
KESTREL HEAT, LLC
with a copy to:
Thompson & Knight LLP	By:	/s/ Paul A. Vermylen, Jr.
Suite 3300	Paul A. Vermylen, Jr., President
Dallas, Texas 75201
Attention: Jeffrey A. Zlotky, Esq.	KM2, LLC
Fax: (214) 969-1751
	By:	/s/ Paul A. Vermylen, Jr.
Paul A. Vermylen, Jr., President